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                       CONSENT OF INDEPENDENT
                     CERTIFIED PUBLIC ACCOUNTANTS

TMP Worldwide Inc.
New York, New York


    We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 15, 1996, except for Note 7 which is as of August 29, 1996 and Notes 1 and 2 which are as of December 9, 1996, relating to the consolidated financial statements and schedule of TMP Worldwide Inc. and Subsidiaries and of our report dated July 25, 1996 relating to the financial statements of Rogers & Associates Advertising, Inc., appearing in the Company's Registration Statement on Form S-1 as amended on December 10, 1996.

    We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO SEIDMAN, LLP

New York, New York
December 10, 1996